_______________________________________________________________


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549
                          _________

                          FORM 8-K

                       CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the

             Securities Exchange Act of 1934


            Date of Report:  November 23, 1999
            (Date of earliest event reported)


              JOHN DEERE CAPITAL CORPORATION
     (Exact name of registrant as specified in charter)

                          DELAWARE
         (State or other jurisdiction of incorporation)

                           1-6458
                  (Commission File Number)

                         36-2386361
              (IRS Employer Identification No.)

                          Suite 600
                First Interstate Bank Building
                     1 East First Street
                     Reno, Nevada  89501
      (Address of principal executive offices and zip code)

                       (702) 786-5527
      (Registrant's telephone number, including area code)

             _______________________________________
(Former name or former address, if changed since last report.)

_______________________________________________________________

Item 5.    Other Information Events.

    Net income of the credit operations was $29.2 million for the quarter and $153.3 million for the year, compared with $47.8 million and $151.2 million, respectively, last year. The fourth quarter 1999 results were affected by lower gains on sales of retail notes, lower financing spreads and higher receivable write-offs, partially offset by a reduction in leverage position. The 1999 annual results benefited from higher income on a 5 percent increase in the average balance of receivables and leases financed, a reduction in leverage position and a gain on the sale of the yacht retail note portfolio and related intangibles, partially offset by lower financing spreads, higher receivable write-offs and higher operating expenses.

    Net receivables and leases financed by John Deere Capital Corporation were $7.147 billion at October 31, 1999, compared with $6.446 billion one year ago. The increase resulted from acquisitions exceeding collections during the last 12 months, the consolidation of the portfolio of its subsidiary, John Deere Credit Limited in Gloucester, England, due to the acquisition of a controlling interest in 1999, and the acquisition of Senstar Capital Corporation. The increase was partially offset by the previously mentioned retail note sales during the same period. Net receivables and leases administered, which include receivables and leases previously sold, were $9.586 billion at October 31, 1999, compared with $8.635 billion at October 31, 1998.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

              (99)   Press release and additional
                     information of Deere & Company.

                          Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



                                JOHN DEERE CAPITAL CORPORATION



                                By:    /s/ Michael A. Harring

                                       _________________________
                                       Michael A. Harring,
                                       Secretary


Dated:  November 23, 1999

                        Exhibit Index




Number and Description of Exhibit


(99) Press release and additional information of Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated November 23, 1999, file number 1-4121).